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                                                                EXHIBIT 5.1

                                 ROPES & GRAY
                            One International Place
                       Boston, Massachusetts 02110-2624
                                (617) 951-7000
                             Fax:  (617) 951-7050


                                        October 24, 1996

Cabletron Systems, Inc.
35 Industrial Way
Rochester, New Hampshire 03867

Ladies and Gentlemen:

        This opinion is furnished to you in connection with a registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 2,258,975 shares of Common Stock, $0.01 par value per share (the "Shares"), of Cabletron Systems, Inc., a Delaware corporation (the "Company"). The Shares are to be issued in exchange for shares of common stock, $.01 par value per share, of Netlink, Inc. ("Netlink") pursuant to an Agreement and Plan of Merger dated as of September 26, 1996, as amended (the "Merger Agreement") among the Company, Netlink and Cabletron Merger, Inc. ("Sub"), a wholly-owned subsidiary of the Company and a Delaware corporation. The Merger Agreement provides for Sub to merge with and into Netlink (the "Merger") and for Netlink to survive the Merger as a wholly-owned subsidiary of the Company.

        We have acted as counsel for the Company in connection with the issuance of the Shares pursuant to the Merger. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

        Based upon the foregoing, we are of the opinion that the Shares being issued by the Company have been duly authorized and, when issued in accordance with the Merger Agreement, will be fully paid and nonassessable.

        We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related joint proxy statement/prospectus under the caption "Legal Matters."

        This opinion is to be used only in connection with the issuance of the Shares while the Registration Statement is in effect.

                                        Very truly yours,

                                        /s/ Ropes & Gray

                                        Ropes & Gray